Exhibit 5

Faegre Baker Daniels LLP
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone (612) 766-7000
Facsimile (612) 766-1600

March 15, 2013

Board of Directors
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to an offering of up to 1,300,000 additional shares of Common Stock, par value $.25 per share (the “Shares”), of MTS Systems Corporation, a Minnesota corporation (the “Company”), to be issued by the Company pursuant to the MTS Systems Corporation 2011 Stock Incentive Plan (as amended January 31, 2013), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

          We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns
Partner